Exhibit 99.1

News Release

RAYONIER REPORTS FOURTH QUARTER 2023 RESULTS

•Fourth quarter net income attributable to Rayonier of $126.9 million ($0.85 per share) on revenues of $467.4 million
•Fourth quarter pro forma net income of $25.4 million ($0.17 per share) on pro forma revenues of $225.2 million
•Fourth quarter operating income of $145.2 million, pro forma operating income of $40.1 million, and Adjusted EBITDA of $93.7 million
•Full-year net income attributable to Rayonier of $173.5 million ($1.17 per share) on revenues of $1.1 billion
•Full-year pro forma net income of $53.5 million ($0.36 per share) on pro forma revenues of $814.7 million
•Full-year operating income of $211.3 million, pro forma operating income of $108.5 million, and Adjusted EBITDA of $296.5 million
•Full-year cash provided by operations of $298.4 million and cash available for distribution (CAD) of $163.9 million
WILDLIGHT, FL — January 31, 2024 — Rayonier Inc. (NYSE:RYN) today reported fourth quarter net income attributable to Rayonier of $126.9 million, or $0.85 per share, on revenues of $467.4 million. This compares to net income attributable to Rayonier of $33.1 million, or $0.22 per share, on revenues of $245.4 million in the prior year quarter.
The fourth quarter results included $105.1 million of income from Large Dispositions,1 a $2.0 million non-cash pension settlement charge,2 and a $0.2 million net recovery associated with legal settlements.3 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests,4 fourth quarter pro forma net income5 was $25.4 million, or $0.17 per share, on pro forma revenues5 of $225.2 million. This compares to pro forma net income5 of $16.5 million, or $0.11 per share, on pro forma revenues5 of $214.9 million in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2023		December 31, 2022
	$	EPS	$	EPS

Revenues	$467.4		$245.4
Large Dispositions[1]	(242.2)		(30.5)
Pro forma revenues[5]	$225.2		$214.9

Net income attributable to Rayonier	$126.9	$0.85	$33.1	$0.22
Large Dispositions[1]	(105.1)	(0.70)	(16.6)	(0.11)
Pension settlement charge[2]	2.0	0.01	—	—
Net recovery on legal settlements[3]	(0.2)	—	—	—
Timber write-offs resulting from casualty events[6]	—	—	(0.4)	—
Pro forma net income adjustments attributable to noncontrolling interests[4]	1.7	—	0.4	—
Pro forma net income[5]	$25.4	$0.17	$16.5	$0.11

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Fourth quarter operating income was $145.2 million versus $44.1 million in the prior year period. Fourth quarter operating income included $105.1 million of income from Large Dispositions.1 Excluding this item, pro forma operating income5 was $40.1 million. This compares to pro forma operating income5 of $27.2 million in the prior year period. Fourth quarter Adjusted EBITDA5 was $93.7 million versus $68.4 million in the prior year period.
The following table summarizes operating income (loss), pro forma operating income (loss),5 and Adjusted EBITDA5 for the current quarter and comparable prior year period:

	Three Months Ended December 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[5]		Adjusted EBITDA[5]
(millions of dollars)	2023	2022	2023	2022	2023	2022
Southern Timber	$13.7	$19.7	$13.7	$19.7	$32.0	$33.2
Pacific Northwest Timber	(2.5)	3.5	(2.5)	3.1	6.2	15.5
New Zealand Timber	6.8	8.0	6.8	8.0	12.1	13.7
Real Estate	137.9	21.5	32.8	4.9	53.5	14.2
Trading	0.1	0.3	0.1	0.3	0.1	0.3
Corporate and Other	(10.8)	(8.9)	(10.8)	(8.9)	(10.3)	(8.6)
Total	$145.2	$44.1	$40.1	$27.2	$93.7	$68.4

Overview of Full-Year Results: Full-year 2023 net income attributable to Rayonier was $173.5 million, or $1.17 per share, on revenues of $1.1 billion. This compares to net income attributable to Rayonier of $107.1 million, or $0.73 per share, on revenues of $909.1 million in the prior year.
Full-year results included $105.1 million of income from Large Dispositions,1 $20.7 million of net recoveries on legal settlements,3 $2.3 million of timber write-offs resulting from a casualty event,6 and a $2.0 million non-cash pension settlement charge.2 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests,4 full-year pro forma net income5 was $53.5 million, or $0.36 per share, on pro forma revenues5 of $814.7 million. This compares to pro forma net income5 of $91.5 million, or $0.62 per share, on pro forma revenues5 of $878.6 million in the prior year period.
The following table summarizes the full-year and comparable prior year period results:

	Year Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2023		December 31, 2022
	$	EPS	$	EPS

Revenues	$1,056.9		$909.1
Large Dispositions[1]	(242.2)		(30.5)
Pro forma revenues[5]	$814.7		$878.6

Net income attributable to Rayonier	$173.5	$1.17	$107.1	$0.73
Large Dispositions[1]	(105.1)	(0.70)	(16.6)	(0.11)
Net recovery on legal settlements[3]	(20.7)	(0.14)	—	—
Pension settlement charge[2]	2.0	0.01	—	—
Timber write-offs resulting from casualty events[6]	2.3	0.02	0.7	—
Pro forma net income adjustments attributable to noncontrolling interests[4]	1.5	—	0.3	—
Pro forma net income[5]	$53.5	$0.36	$91.5	$0.62

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Full-year operating income was $211.3 million versus $165.8 million in the prior year. Full-year operating income included $105.1 million of income from Large Dispositions1 and a $2.3 million timber write-off resulting from a casualty event.6 Excluding these items, full-year pro forma operating income5 was $108.5 million. This compares to pro forma operating income5 of $138.5 million in the prior year. Full-year Adjusted EBITDA5 was $296.5 million versus $314.2 million in the prior year.
The following table summarizes operating income, pro forma operating income (loss)5 and Adjusted EBITDA5 for the full-year and comparable prior year period:

	Year Ended December 31,
	Operating Income		Pro forma Operating Income (Loss)[5]		Adjusted EBITDA[5]
(millions of dollars)	2023	2022	2023	2022	2023	2022
Southern Timber	$76.3	$96.6	$76.3	$96.6	$156.2	$156.9
Pacific Northwest Timber	(9.0)	15.2	(9.0)	15.9	27.9	63.9
New Zealand Timber	26.0	30.6	28.3	30.6	50.0	54.5
Real Estate	156.6	58.5	51.5	30.4	99.3	72.7
Trading	0.5	0.4	0.5	0.4	0.5	0.4
Corporate and Other	(39.1)	(35.5)	(39.1)	(35.5)	(37.4)	(34.2)
Total	$211.3	$165.8	$108.5	$138.5	$296.5	$314.2

Full-year cash provided by operating activities was $298.4 million versus $269.2 million in the prior year. Full-year cash available for distribution (CAD)5 was $163.9 million, which decreased $27.6 million versus the prior year due to lower Adjusted EBITDA5 ($17.7 million), higher cash interest paid (net) ($13.6 million), and higher capital expenditures ($6.6 million), partially offset by lower cash taxes paid ($10.3 million).
“We are pleased with our overall financial performance for the full-year 2023, particularly in light of the challenging and uncertain market conditions that we faced throughout the year,” said David Nunes, CEO. “Full-year 2023 Adjusted EBITDA of $296.5 million declined 6% versus the prior year, as lower results in our Timber segments were largely offset by a significantly higher contribution from our Real Estate segment. Our Southern Timber segment Adjusted EBITDA was relatively flat, as the segment benefited from recent acquisitions, which contributed to increased volumes as well as the operational flexibility to target more resilient sawlog markets. Additionally, non-timber income generated by the Southern Timber segment increased $9.0 million, or 35%, relative to the prior year, driven in part by increased revenue from our burgeoning land-based solutions business. In our Pacific Northwest Timber segment, we chose to defer roughly 150,000 tons of planned harvests in response to soft market conditions, which contributed to the significant decrease in Adjusted EBITDA versus the prior year. In our New Zealand Timber segment, Adjusted EBITDA declined modestly versus the prior year, as reduced volumes and lower log prices were largely offset by higher carbon credit sales and significantly lower export shipping costs. Finally, in our Real Estate segment, we capitalized on strong demand in both the rural HBU market and our improved development projects, generating Adjusted EBITDA well above our initial expectations entering the year. Overall, I’m proud of how our team was able to navigate an ever-evolving market environment to deliver solid full-year financial performance.”
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

“During the fourth quarter, we achieved total Adjusted EBITDA of $93.7 million, an increase of 37% versus the prior year, as exceptionally strong results in our Real Estate segment more than offset weaker results across our Timber segments. Specifically, Real Estate segment Adjusted EBITDA was $39.3 million above the prior year period, as we closed on significant transaction volume in the quarter. In our Southern Timber segment, Adjusted EBITDA declined 4% versus the prior year quarter, as a 12% decrease in weighted-average net stumpage realizations was largely offset by a 17% increase in harvest volumes driven by our late-2022 acquisitions. In our Pacific Northwest Timber segment, Adjusted EBITDA declined 60% versus the prior year quarter, driven by a 12% decrease in weighted-average log prices and 25% lower harvest volumes, as we deferred harvest in response to soft market conditions. In New Zealand, Adjusted EBITDA declined 11% versus the prior year quarter due to lower carbon credit sales, a 9% decrease in export sawtimber prices and 8% lower sales volumes, partially offset by a significant reduction in port and freight costs.”
“As previously disclosed, during the fourth quarter we completed a $242 million disposition of 55,000 acres of timberland in Oregon. We used $150 million of the proceeds to pay down our only floating rate debt and $30 million for a special dividend paid on January 12, 2024. The successful closing of this asset sale is an important step toward completing the asset disposition and capital structure realignment plan that we announced on November 1st, targeting $1 billion of select asset sales over 18 months. We are pleased with our progress to date in identifying and bringing additional timberland assets to market as we execute on our plan to capture the disparity between public and private timberland values and reduce leverage in a higher interest rate environment.”
“As we move into 2024, we are cautiously optimistic that timber market conditions have generally stabilized across our portfolio, and our team is energized around our growing pipeline of land-based solutions opportunities and the continued strong demand for both rural and development HBU properties. We continue to believe that our improved development projects are uniquely well positioned to benefit from favorable migration trends and healthy regional demand for both residential and commercial properties. Notably, we recently received entitlement approval for the next 15,000-acre phase of Wildlight, which will provide the project with a substantial runway for future growth and value creation.”
Southern Timber
Fourth quarter sales of $60.0 million increased $3.4 million, or 6%, versus the prior year period. Harvest volumes increased 17% to 1.60 million tons versus 1.37 million tons in the prior year period, primarily driven by incremental volume from acquisitions completed in the fourth quarter of 2022. Average pine sawtimber stumpage realizations decreased 15% to $28.84 per ton versus $34.00 per ton in the prior year period, primarily due to softer sawmill demand and decreased competition from pulp mills for chip-n-saw volume. Average pine pulpwood stumpage realizations decreased 16% to $17.68 per ton versus $20.95 per ton in the prior year period due to weaker end-market demand. Non-timber sales of $8.4 million increased 21% versus the prior year period, driven primarily by growth in our land-based solutions business and increased revenue from hunting and recreational licenses. Overall, weighted-average stumpage realizations (including hardwood) decreased 12% to $22.63 per ton versus $25.74 per ton in the prior year period. Operating income of $13.7 million decreased $6.0 million versus the prior year period due to lower net stumpage realizations ($5.0 million), costs associated with long-term timber lease expirations ($3.0 million), higher overhead and other costs ($0.6 million), and higher depletion rates ($2.6 million), partially offset by higher volumes ($3.8 million) and higher non-timber income ($1.4 million).
Fourth quarter Adjusted EBITDA5 of $32.0 million was 4%, or $1.2 million, below the prior year period.
Pacific Northwest Timber
Fourth quarter sales of $28.1 million decreased $14.3 million, or 34%, versus the prior year period. Harvest volumes decreased 25% to 298,000 tons versus 397,000 tons in the prior year period, as some planned harvests were deferred in response to soft market conditions. Average delivered prices for domestic sawtimber decreased 10% to $93.91 per ton versus $104.44 per ton in the prior year period due to weaker domestic and
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

export market demand. Average delivered pulpwood prices decreased 56% to $28.91 per ton versus $66.26 per ton in the prior year period, as supply constraints and strong end-market demand significantly benefited the prior year period. An operating loss of $2.5 million versus operating income of $3.5 million in the prior year period was driven by lower net stumpage realizations ($2.5 million), higher costs ($2.4 million), lower volumes ($1.5 million), and the prior year period adjustment to a timber write-off resulting from a casualty event6 ($0.4 million), partially offset by lower depletion rates ($0.7 million) and higher non-timber income ($0.1 million).
Fourth quarter Adjusted EBITDA5 of $6.2 million was 60%, or $9.4 million, below the prior year period.
New Zealand Timber
Fourth quarter sales of $60.0 million decreased $11.3 million, or 16%, versus the prior year period. Sales volumes decreased 8% to 632,000 tons versus 686,000 tons in the prior year period, due in part to the timing of export shipments. Average delivered prices for export sawtimber decreased 9% to $100.73 per ton versus $111.30 per ton in the prior year period, primarily due to weaker construction demand in China. The decline in export sawtimber prices was partially offset by significantly lower port and freight costs, resulting in relatively flat net stumpage realizations versus the prior year period. Average delivered prices for domestic sawtimber declined 3% to $63.03 per ton versus $64.79 per ton in the prior year period. The decrease in domestic sawtimber prices was primarily driven by weaker domestic demand and decreased competition from export markets, partially offset by the increase in the NZ$/US$ exchange rate (US$0.60 per NZ$1.00 versus US$0.58 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 5% versus the prior year period. Despite the decline in delivered prices for domestic sawtimber, weighted-average net stumpage realizations on domestic volume (including pulpwood) improved versus the prior year period due to a favorable grade mix. Fourth quarter non-timber / carbon credit sales totaled $7.7 million versus $9.1 million in the prior year period. Operating income of $6.8 million decreased $1.2 million versus the prior year period primarily due to lower carbon credit income ($1.9 million), higher costs ($1.2 million), and lower volumes ($0.8 million), partially offset by favorable foreign exchange impacts ($1.7 million) and higher overall net stumpage realizations ($1.0 million).
Fourth quarter Adjusted EBITDA5 of $12.1 million was 11%, or $1.5 million, below the prior year period.
Real Estate
Fourth quarter sales of $310.5 million increased $253.5 million versus the prior year period, while operating income of $137.9 million increased $116.3 million versus the prior year period. Fourth quarter sales and operating income included $242.2 million and $105.1 million, respectively, from Large Dispositions.1 Excluding Large Dispositions,1 pro forma sales5 were $68.3 million and pro forma operating income5 was $32.8 million. Pro forma sales5 and pro forma operating income5 increased versus the prior year period due to significantly higher acres sold (20,488 acres sold versus 2,090 acres sold in the prior year period), partially offset by lower weighted-average prices ($3,320 per acre versus $13,747 per acre in the prior year period), driven by a higher mix of Improved Development activity in the prior year period.
Improved Development sales of $10.6 million included $9.0 million from the Wildlight development project north of Jacksonville, Florida and $1.6 million from the Heartwood development project south of Savannah, Georgia. Sales in Wildlight consisted of a 58-acre industrial-use parcel for $5.8 million ($101,000 per acre) and an 11-acre parcel for a church site for $3.1 million ($299,000 per acre). Sales in Heartwood consisted of 21 finished residential lots for $0.9 million (a base price before true-up of $44,000 per lot or $280,000 per acre) and a 1.8-acre parcel for a daycare facility for $0.6 million ($363,000 per acre). This compares to Improved Development sales of $16.6 million in the prior year period.
Rural sales of $57.1 million consisted of 20,215 acres at an average price of $2,824 per acre, including a 16,123-acre transaction consisting of scattered parcels with a relatively high ratio of non-plantable lands (i.e., 48%) in Alabama and Georgia for $36.8 million ($2,280 per acre). This compares to prior year period sales of $12.2 million, which consisted of 1,961 acres at an average price of $6,196 per acre.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Timberland & Non-Strategic sales of $0.4 million consisted of a 200-acre transaction for $2,000 per acre. There were no Timberland & Non-Strategic sales in the prior year period.
Fourth quarter Adjusted EBITDA5 of $53.5 million increased $39.3 million versus the prior year period.
Trading
Fourth quarter sales of $8.9 million decreased $9.3 million versus the prior year period due to lower volumes and prices. Sales volumes decreased 46% to 77,000 tons versus 143,000 tons in the prior year period. The Trading segment generated operating income of $0.1 million versus $0.3 million in the prior year period.
Other Items
Fourth quarter corporate and other operating expenses of $10.8 million increased $1.9 million versus the prior year period, primarily due to higher stock compensation and benefits expenses and professional services fees. Compensation and benefits expenses were elevated versus the prior year quarter primarily due to the acceleration of equity compensation expense for retirement-eligible employees.
Fourth quarter interest expense of $11.6 million increased $1.9 million versus the prior year period, primarily due to higher average outstanding debt and a higher weighted-average interest rate.
Fourth quarter income tax expense of $3.4 million increased $2.0 million versus the prior year period, primarily due to a higher percentage of full-year income generated in the fourth quarter as compared to the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
Outlook
In 2024, we expect to achieve net income attributable to Rayonier of $60 to $80 million, EPS of $0.40 to $0.54, and Adjusted EBITDA of $290 to $325 million. Our full-year guidance excludes the potential impact of any additional asset sales as part of the $1 billion disposition target that we announced in November 2023.
In our Southern Timber segment, we expect to achieve full-year harvest volumes of 7.1 to 7.3 million tons. We anticipate a modest decrease in harvest volumes versus the prior year as logging conditions normalize following a period of relatively dry weather. Further, we expect that regional pine stumpage realizations will improve modestly versus the prior year based on improving end market demand coupled with an anticipated increase in rainfall from the El Niño weather pattern. However, we expect these pricing gains will be largely offset by a less favorable geographic mix. Lastly, we expect higher non-timber income for full-year 2024 as compared to full-year 2023, primarily driven by additional income from land-based solutions. Overall, we expect full-year Adjusted EBITDA of $153 to $163 million, generally in line with full-year 2023 results.
In our Pacific Northwest Timber segment, we expect to achieve full-year harvest volumes of approximately 1.4 million tons. The anticipated increase relative to the prior year assumes a return to a more normalized level of demand and harvest activity, partially offset by a reduction in our Pacific Northwest sustainable yield resulting from the recent Oregon disposition. Further, while we anticipate some demand improvement as the year progresses, we expect that full-year weighted average log pricing will remain modestly below the pricing achieved in 2023 due in part to a less favorable species mix. Overall, we expect full-year Adjusted EBITDA of $25 to $31 million, generally in line with full-year 2023 results.
In our New Zealand Timber segment, we expect full-year harvest volumes of 2.4 to 2.5 million tons. We expect that full-year domestic and export sawtimber pricing will improve modestly relative to the full-year pricing achieved in 2023 as end-markets continue to recover. We further anticipate a modest increase in carbon credit sales in 2024 as pricing has remained strong following the significant market volatility experienced in the first half of 2023. Overall, we expect full-year Adjusted EBITDA of $57 to $65 million, a meaningful increase versus full-year 2023 results.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Turning to our Real Estate segment, we are encouraged by both the continued strong demand for our rural properties as well as the continued momentum across our improved development projects as we enter 2024. We expect another strong year in both our rural land sales program as well as our improved development projects based on our current pipeline of transactions. However, similar to 2023, we anticipate very light closing activity (and a correspondingly low Adjusted EBITDA contribution) in the first quarter, followed by a significant pickup in activity in the second quarter. Overall, we expect full-year Adjusted EBITDA of $92 to $104 million, generally in line with full-year 2023 results.
Conference Call
A conference call and live audio webcast will be held on Thursday, February 1, 2024 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Friday, March 1, 2024, by dialing 800-876-4058 (domestic) or 203-369-3575 (international), passcode: 3091.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1"Large Dispositions" are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
2"Pension settlement charge" reflects the loss recognized upon remeasurement of the Company’s defined benefit plan due to one-time lump sum payments made to participants during the fourth quarter of 2023.
3"Net recovery on legal settlements" reflects net proceeds received from litigation regarding insurance claims.
4"Pro forma net income adjustments attributable to noncontrolling interests" are the proportionate share of pro forma items that are attributable to noncontrolling interests.
5"Pro forma net income," “Pro forma revenues (sales),” "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
6"Timber write-offs and adjustments resulting from casualty events" include the write-off and adjustments of merchantable and pre-merchantable timber volume damaged by a casualty event that cannot be salvaged.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of December 31, 2023, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.85 million acres), U.S. Pacific Northwest (418,000 acres) and New Zealand (421,000 acres). More information is available at www.rayonier.com.
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Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and geopolitical tensions, including the war in Ukraine and escalating tensions between China and Taiwan as well as in the Middle East; business disruptions arising from public health crises and outbreaks of communicable diseases; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging, trucking and ocean freight
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions and/or to complete dispositions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2023 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
SALES	$467.4	$201.6	$245.4	$1,056.9	$909.1
Costs and Expenses
Cost of sales	(299.4)	(145.6)	(180.9)	(762.6)	(688.3)
Selling and general expenses	(20.1)	(18.9)	(15.7)	(74.8)	(64.7)
Other operating (expense) income, net	(2.7)	(1.7)	(4.7)	(8.2)	9.7
OPERATING INCOME	145.2	35.4	44.1	211.3	165.8
Interest expense, net	(11.6)	(12.6)	(9.7)	(48.3)	(36.2)
Interest and other miscellaneous (expense) income, net	(1.0)	0.5	1.6	20.6	2.6
INCOME BEFORE INCOME TAXES	132.6	23.3	36.0	183.6	132.2
Income tax expense	(3.4)	(0.6)	(1.4)	(5.1)	(9.4)
NET INCOME	129.2	22.7	34.6	178.5	122.8
Less: Net income attributable to noncontrolling interests in the operating partnership	(2.1)	(0.3)	(0.7)	(2.9)	(2.4)
Less: Net income attributable to noncontrolling interests in consolidated affiliates	(0.2)	(3.2)	(0.8)	(2.1)	(13.3)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$126.9	$19.2	$33.1	$173.5	$107.1
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.86	$0.13	$0.23	$1.17	$0.73
Diluted earnings per share attributable to Rayonier Inc.	$0.85	$0.13	$0.22	$1.17	$0.73

Pro forma net income per share (a)	$0.17	$0.13	$0.11	$0.36	$0.62

Weighted Average Common Shares used for determining
Basic EPS	148,296,110	148,274,209	146,765,131	148,046,673	146,209,847
Diluted EPS (b)	151,173,460	151,036,253	150,572,519	151,067,195	150,152,953

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of December 31, 2023, there were 148,299,117 common shares and 2,443,898 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2023 (unaudited)
(millions of dollars)

	December 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$207.7	$114.3
Assets held for sale	9.9	0.7
Other current assets	99.3	87.3
Timber and timberlands, net of depletion and amortization	3,004.3	3,230.9
Higher and better use timberlands and real estate development investments	105.6	115.1
Property, plant and equipment	46.1	44.7
Less - accumulated depreciation	(19.1)	(17.5)
Net property, plant and equipment	27.0	27.2
Restricted cash	0.7	1.2
Right-of-use assets	95.5	97.2
Other assets	97.6	115.5
	$3,647.6	$3,789.4
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Other current liabilities	132.0	95.3
Long-term debt	1,365.8	1,514.7
Long-term lease liability	87.7	88.8
Other non-current liabilities	102.8	104.1
Noncontrolling interests in the operating partnership	81.7	105.8
Total Rayonier Inc. shareholders’ equity	1,860.5	1,865.4
Noncontrolling interests in consolidated affiliates	17.1	15.3
Total shareholders’ equity	1,877.6	1,880.7
	$3,647.6	$3,789.4

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
December 31, 2023 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2021	145,372,961	$1,389.1	$402.3	($19.6)	$43.8	$1,815.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $1.1 million	1,579,228	59.3	—	—	—	59.3
Net income	—	—	109.5	—	13.3	122.8
Net income attributable to noncontrolling interests in the operating partnership	—	—	(2.4)	—	—	(2.4)
Dividends ($1.125 per share)	—	—	(166.0)	—	—	(166.0)
Issuance of shares under incentive stock plans	321,337	2.5	—	—	—	2.5
Stock-based compensation	—	12.4	—	—	—	12.4
Adjustment of noncontrolling interests in the operating partnership	—	—	23.2	—	—	23.2
Other (a)	9,105	(0.3)	—	55.4	(41.8)	13.3
Balance, December 31, 2022	147,282,631	$1,463.0	$366.6	$35.8	$15.3	$1,880.7
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	400	(0.1)	—	—	—	(0.1)
Net income	—	—	176.4	—	2.1	178.5
Net income attributable to noncontrolling interests in the operating partnership	—	—	(2.9)	—	—	(2.9)
Dividends ($1.340 per share) (b)	—	—	(199.5)	—	—	(199.5)
Issuance of shares under incentive stock plans	380,080	0.1	—	—	—	0.1
Stock-based compensation	—	14.0	—	—	—	14.0
Adjustment of noncontrolling interests in the operating partnership	—	—	(2.4)	—	—	(2.4)
Other (a)	636,006	20.7	—	(11.2)	(0.3)	9.2
Balance, December 31, 2023	148,299,117	$1,497.7	$338.2	$24.6	$17.1	$1,877.6
(a)    Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and post-retirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income to noncontrolling interests in the operating partnership. The year ended December 31, 2023 and December 31, 2022 also includes the redemption of 764,929 and 106,914 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
(b)     Includes a one-time special cash dividend of $0.20 per common share. The dividend was payable January 12, 2024, to shareholders of record on December 29, 2023.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2023 (unaudited)
(millions of dollars)

	Year Ended December 31,
	2023	2022
Cash provided by operating activities:
Net income	$178.5	$122.8
Depreciation, depletion and amortization	158.2	147.3
Non-cash cost of land and improved development	29.8	28.4
Timber write-offs resulting from casualty events	2.3	0.7
Gain on large dispositions of timberlands	(105.1)	(16.6)
Stock-based incentive compensation expense	14.0	12.4
Deferred income taxes	0.3	(5.4)
Other items to reconcile net income to cash provided by operating activities	15.2	1.8
Changes in working capital and other assets and liabilities	5.2	(22.2)
	298.4	269.2
Cash provided by (used for) investing activities:
Capital expenditures	(81.4)	(74.8)
Real estate development investments	(23.1)	(13.7)
Purchase of timberlands	(14.1)	(458.5)
Net proceeds from large dispositions of timberlands	239.9	29.5
Other	2.8	1.1
	124.1	(516.4)
Cash used for financing activities:
Net (decrease) increase in debt	(150.0)	125.0
Dividends paid	(170.0)	(165.7)
Distributions to noncontrolling interests in the operating partnership	(3.0)	(3.7)
Proceeds from the issuance of common shares under incentive stock plan	0.1	2.6
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	(0.1)	61.6
Distributions to noncontrolling interests in consolidated affiliates	(1.7)	(19.4)
Other	(4.2)	(5.0)
	(328.9)	(4.6)
Effect of exchange rate changes on cash and restricted cash	(0.6)	(1.9)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	93.0	(253.7)
Balance, beginning of year	115.4	369.1
Balance, end of period	$208.4	$115.4

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
December 31, 2023 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Sales
Southern Timber	$60.0	$64.0	$56.6	$264.1	$264.2
Pacific Northwest Timber	28.1	29.3	42.4	124.1	162.2
New Zealand Timber	60.0	70.4	71.4	235.5	274.1
Real Estate	310.5	31.2	57.0	390.0	138.0
Trading	8.9	6.8	18.2	43.7	71.0
Intersegment Eliminations	(0.1)	(0.1)	(0.2)	(0.5)	(0.4)
Sales	$467.4	$201.6	$245.4	$1,056.9	$909.1

Pro forma sales (a)
Southern Timber	$60.0	$64.0	$56.6	$264.1	$264.2
Pacific Northwest Timber	28.1	29.3	42.4	124.1	162.2
New Zealand Timber	60.0	70.4	71.4	235.5	274.1
Real Estate	68.3	31.2	26.5	147.8	107.5
Trading	8.9	6.8	18.2	43.7	71.0
Intersegment Eliminations	(0.1)	(0.1)	(0.2)	(0.5)	(0.4)
Pro forma sales	$225.2	$201.6	$214.9	$814.7	$878.6

Operating income (loss)
Southern Timber	$13.7	$18.6	$19.7	$76.3	$96.6
Pacific Northwest Timber	(2.5)	(0.6)	3.5	(9.0)	15.2
New Zealand Timber	6.8	17.6	8.0	26.0	30.6
Real Estate	137.9	9.2	21.5	156.6	58.5
Trading	0.1	(0.1)	0.3	0.5	0.4
Corporate and Other	(10.8)	(9.4)	(8.9)	(39.1)	(35.5)
Operating income	$145.2	$35.4	$44.1	$211.3	$165.8

Pro forma operating income (loss) (a)
Southern Timber	$13.7	$18.6	$19.7	$76.3	$96.6
Pacific Northwest Timber	(2.5)	(0.6)	3.1	(9.0)	15.9
New Zealand Timber	6.8	17.6	8.0	28.3	30.6
Real Estate	32.8	9.2	4.9	51.5	30.4
Trading	0.1	(0.1)	0.3	0.5	0.4
Corporate and Other	(10.8)	(9.4)	(8.9)	(39.1)	(35.5)
Pro forma operating income	$40.1	$35.4	$27.2	$108.5	$138.5

Adjusted EBITDA (a)
Southern Timber	$32.0	$37.8	$33.2	$156.2	$156.9
Pacific Northwest Timber	6.2	7.8	15.5	27.9	63.9
New Zealand Timber	12.1	23.5	13.7	50.0	54.5
Real Estate	53.5	18.9	14.2	99.3	72.7
Trading	0.1	(0.1)	0.3	0.5	0.4
Corporate and Other	(10.3)	(9.0)	(8.6)	(37.4)	(34.2)
Adjusted EBITDA	$93.7	$78.9	$68.4	$296.5	$314.2
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.
E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2023 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Year Ended
	December 31,	December 31,
	2023	2022
Cash Provided by Operating Activities	$298.4	$269.2
Working capital and other balance sheet changes	(32.4)	(2.9)
Net recovery on legal settlements (a)	(20.7)	—
Capital expenditures (b)	(81.4)	(74.8)
Cash Available for Distribution (c)	$163.9	$191.5

Net Income	$178.5	$122.8
Interest, net and miscellaneous income	45.9	33.2
Income tax expense	5.1	9.4
Depreciation, depletion and amortization	158.2	147.3
Non-cash cost of land and improved development	29.8	28.4
Non-operating (income) expense (d)	(18.3)	0.4
Timber write-offs resulting from casualty events (e)	2.3	0.7
Gain associated with the multi-family apartment complex sale attributable to NCI (f)	—	(11.5)
Large Dispositions (g)	(105.1)	(16.6)
Adjusted EBITDA (h)	$296.5	$314.2
Cash interest paid (net) (i)	(46.3)	(32.7)
Cash taxes paid	(4.8)	(15.1)
Capital expenditures (b)	(81.4)	(74.8)
Cash Available for Distribution (c)	$163.9	$191.5

Cash Available for Distribution (c)	$163.9	$191.5
Real estate development investments	(23.1)	(13.7)
Cash Available for Distribution after real estate development investments	$140.8	$177.8

PRO FORMA SALES (j):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Intersegment Eliminations	Total
December 31, 2023
Sales	$60.0	$28.1	$60.0	$310.5	$8.9	($0.1)	$467.4
Large Dispositions (g)	—	—	—	(242.2)	—	—	(242.2)
Pro forma sales	$60.0	$28.1	$60.0	$68.3	$8.9	($0.1)	$225.2

September 30, 2023
Sales	$64.0	$29.3	$70.4	$31.2	$6.8	($0.1)	$201.6
Pro forma sales	$64.0	$29.3	$70.4	$31.2	$6.8	($0.1)	$201.6

December 31, 2022
Sales	$56.6	$42.4	$71.4	$57.0	$18.2	($0.2)	$245.4
Large Dispositions (g)	—	—	—	(30.5)	—	—	(30.5)
Pro forma sales	$56.6	$42.4	$71.4	$26.5	$18.2	($0.2)	$214.9
F

PRO FORMA SALES (j):
Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Intersegment Eliminations	Total
December 31, 2023
Sales	$264.1	$124.1	$235.5	$390.0	$43.7	($0.5)	$1,056.9
Large Dispositions (g)	—	—	—	(242.2)	—	—	(242.2)
Pro forma sales	$264.1	$124.1	$235.5	$147.8	$43.7	($0.5)	$814.7

December 31, 2022
Sales	$264.2	$162.2	$274.1	$138.0	$71.0	($0.4)	$909.1
Large Disposition (g)	—	—	—	(30.5)	—	—	(30.5)
Pro forma sales	$264.2	$162.2	$274.1	$107.5	$71.0	($0.4)	$878.6

PRO FORMA NET INCOME (k):
	Three Months Ended						Year Ended
	December 31, 2023		September 30, 2023		December 31, 2022		December 31, 2023		December 31, 2022
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$126.9	$0.85	$19.2	$0.13	$33.1	$0.22	$173.5	$1.17	$107.1	$0.73
Large Dispositions (g)	(105.1)	(0.70)	—	—	(16.6)	(0.11)	(105.1)	(0.70)	(16.6)	(0.11)
Net recovery on legal settlements (a)	(0.2)	—	—	—	—	—	(20.7)	(0.14)	—	—
Pension settlement charge (l)	2.0	0.01	—	—	—	—	2.0	0.01	—	—
Timber write-offs resulting from casualty events (e)	—	—	—	—	(0.4)	—	2.3	0.02	0.7	—
Pro forma net income adjustments attributable to noncontrolling interests (m)	1.7	—	—	—	0.4	—	1.5	—	0.3	—
Pro Forma Net Income	$25.4	$0.17	$19.2	$0.13	$16.5	$0.11	$53.5	$0.36	$91.5	$0.62

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (n) (h):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
December 31, 2023
Operating income (loss)	$13.7	($2.5)	$6.8	$137.9	$0.1	($10.8)	$145.2
Large Dispositions (g)	—	—	—	(105.1)	—	—	(105.1)
Pro forma operating income (loss)	$13.7	($2.5)	$6.8	$32.8	$0.1	($10.8)	$40.1
Depreciation, depletion and amortization	18.3	8.7	5.3	11.1	—	0.5	44.0
Non-cash cost of land and improved development	—	—	—	9.6	—	—	9.6
Adjusted EBITDA	$32.0	$6.2	$12.1	$53.5	$0.1	($10.3)	$93.7

September 30, 2023
Operating income (loss)	$18.6	($0.6)	$17.6	$9.2	($0.1)	($9.4)	$35.4
Depreciation, depletion and amortization	19.2	8.3	6.0	3.1	—	0.4	37.0
Non-cash cost of land and improved development	—	—	—	6.6	—	—	6.6
Adjusted EBITDA	$37.8	$7.8	$23.5	$18.9	($0.1)	($9.0)	$78.9

December 31, 2022
Operating income	$19.7	$3.5	$8.0	$21.5	$0.3	($8.9)	$44.1
Timber write-offs resulting from casualty events (e)	—	(0.4)	—	—	—	—	(0.4)
Large Dispositions (g)	—	—	—	(16.6)	—	—	(16.6)
Pro forma operating income	$19.7	$3.1	$8.0	$4.9	$0.3	($8.9)	$27.2
Depreciation, depletion and amortization	13.5	12.4	5.7	1.2	—	0.3	33.1
Non-cash cost of land and improved development	—	—	—	8.1	—	—	8.1
Adjusted EBITDA	$33.2	$15.5	$13.7	$14.2	$0.3	($8.6)	$68.4

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (n) (h):

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
December 31, 2023
Operating income (loss)	$76.3	($9.0)	$26.0	$156.6	$0.5	($39.1)	$211.3
Timber write-offs resulting from casualty events (e)	—	—	2.3	—	—	—	2.3
Large Dispositions (g)	—	—	—	(105.1)	—	—	(105.1)
Pro forma operating income (loss)	$76.3	($9.0)	$28.3	$51.5	$0.5	($39.1)	$108.5
Depreciation, depletion and amortization	80.0	36.9	21.7	18.0	—	1.7	158.2
Non-cash cost of land and improved development	—	—	—	29.8	—	—	29.8
Adjusted EBITDA	$156.2	$27.9	$50.0	$99.3	$0.5	($37.4)	$296.5

December 31, 2022
Operating income	$96.6	$15.2	$30.6	$58.5	$0.4	($35.5)	$165.8
Gain associated with the multi-family apartment complex sale attributable to NCI (f)	—	—	—	(11.5)	—	—	(11.5)
Timber write-offs resulting from casualty events (e)	—	0.7	—	—	—	—	0.7
Large Dispositions (g)	—	—	—	(16.6)	—	—	(16.6)
Pro forma operating income	$96.6	$15.9	$30.6	$30.4	$0.4	($35.5)	$138.5
Depreciation, depletion and amortization	60.3	48.0	23.9	13.9	—	1.3	147.3
Non-cash cost of land and improved development	—	—	—	28.4	—	—	28.4
Adjusted EBITDA	$156.9	$63.9	$54.5	$72.7	$0.4	($34.2)	$314.2

(a)“Net recovery on legal settlements” reflects net proceeds received from litigation regarding insurance claims.
(b)“Capital expenditures” exclude timberland acquisitions of $14.1 million and $458.5 million during the twelve months ended December 31, 2023 and December 31, 2022, respectively.
(c)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to operating partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(d)The twelve months ended December 31, 2023 include $20.7 million of net recoveries associated with legal settlements, which is partially offset by a $2.0 million pension settlement charge.
(e)“Timber write-offs resulting from casualty events” include the write-off and adjustments of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged.
(f)“Gain associated with the multi-family apartment complex sale attributable to noncontrolling interests" represents the gain recognized in connection with the sale of property by the Bainbridge Landing joint venture attributable to noncontrolling interests.
(g)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
(h)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating (income) expense, timber write-offs resulting from casualty events, the gain associated with the multi-family apartment complex sale attributable to noncontrolling interests and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(i)“Cash interest paid (net)” is presented net of patronage refunds received of $6.2 million and $6.0 million during the twelve months ended December 31, 2023 and December 31, 2022, respectively. In addition, cash interest paid (net) has been restated to be presented net of cash interest received of $2.4 million and $3.0 million during the twelve months ended December 31, 2023 and December 31, 2022, respectively.
(j)“Pro forma revenue (sales)” is defined as revenue (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(k)“Pro forma net income” is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of the net recoveries associated with legal settlements, timber write-offs resulting from casualty events, a pension settlement charge, and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(l)“Pension settlement charge" reflects the loss recognized upon remeasurement of the Company’s defined benefit plan due to one-time lump sum payments made to participants during the fourth quarter of 2023.
(m)“Pro forma net income adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(n)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for timber write-offs resulting from casualty events, the gain associated with the multi-family apartment complex sale attributable to noncontrolling interests, and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
December 31, 2023 (unaudited)

ADJUSTED EBITDA GUIDANCE (a):

	2024 Guidance
	Low		High
Net Income to Adjusted EBITDA Reconciliation
Net income	$66.1	-	$87.4
Less: Net income attributable to noncontrolling interests	(5.3)	-	(6.3)
Less: Net income attributable to noncontrolling interests in the operating partnership	(0.9)	-	(1.3)
Net income attributable to Rayonier Inc.	$59.9	-	$79.8

Interest expense, net	37.7	-	38.2
Interest income	(5.5)	—	(6.0)
Income tax expense	7.7	-	9.4
Depreciation, depletion and amortization	150.0	-	159.0
Non-cash cost of land and improved development	34.0	-	37.0
Net income attributable to noncontrolling interests	6.2	-	7.6
Adjusted EBITDA	$290.0	-	$325.0

Diluted Earnings per Share	$0.40	-	$0.54
(a)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating expense and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company's ongoing operating results.

G